Exhibit 99

August 18, 2009

General Motors and Koenigsegg Group Sign Stock Purchase Agreement for the Sale of Saab Automobile AB

•	The deal is expected to close by year’s end and will secure Saab’s future

•	The closing will be subject to funding agreements and other closing conditions

•	Saab Automobile plans to exit reorganization shortly

Zurich. General Motors Co. today confirmed it has signed a stock purchase agreement with Koenigsegg Group AB regarding the sale of 100% of the shares of Saab Automobile AB. The deal is expected to conclude in the next months and will then secure Saab’s future. Saab Automobile plans to exit legal reorganization shortly.

The stock purchase agreement will be subject to agreed closing conditions. Conditions to close the sale include expected funding commitments with Swedish government support and guarantees, as well as transitional assistance from GM, as Saab becomes independent. Saab is about to launch several new cars, developed with General Motors, that are in the final stages of development.

As part of the proposed transaction, GM and Saab will continue to share technology and services during a defined time period. This will be managed through licenses and service agreements.

“This contract is an important step in the journey to a potential deal, said Carl-Peter Forster, president of GM Europe. “Saab’s great cars, its unique design, safety- and engine-technology, as well as its excellent brand image, combined with Koenigsegg Group’s unique combination of innovation and entrepreneurial spirit, bode well for a successful future for the brand. We will continue to work with all parties to define the final details and ensure a fast closure of the deal, which we expect to take place in the next few months. The closure of the deal is contingent on the funding commitment from the European Investment Bank (EIB), guaranteed by the Swedish government,” Forster added.

“We have now concluded another important step in realizing the great potential of Saab,” said Christian von Koenigsegg, CEO of Koenigsegg Group. “Our plan is to transform Saab into a stand-alone vibrant entrepreneurial company and make it ‘sustainable’ by making it profitable. We will revive Saab’s Swedish heritage of ecological sensitivity, safety, design innovation and ‘fun to drive’ experience!”

Jan Åke Jonssson, Managing Director of Saab, said: “This is excellent news for everyone connected to Saab around the globe. This is an important step to secure jobs and our long-term future as a Swedish carmaker. In the short-term, it will enable us to move forward with exciting new cars starting this month with the all new Saab 9-3X.”

About General Motors: General Motors Company, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 235,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. General Motors Company acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors Company can be found at www.gm.com. In Europe, GM sells its vehicles in over 40 markets. It operates 10 vehicle-production and assembly facilities in seven countries and employs about 50,000 people. More information on GM can be found at http://media.gmeurope.com and http://www.gmeurope.com. GM Europe executives blog at http://drivingconversations.com. To support informed discussion and fact-based reporting, GM and Opel & Vauxhall have launched a new website at http://gmeuropefactsandfiction.com.

About Koenigsegg Group AB: Koenigsegg Group AB is a consortium of private investors including Koenigsegg Automotive AB. Koenigsegg Automotive AB manufactures supercars. It has representatives in Africa, Asia, Europe, the Middle East, North America, and the Oceania. The company was founded in 1994 and is based in Ängelholm, Sweden.

Contacts:

GM Europe

Dr. Karin Kirchner

Phone: +41 44 828 2518

E-Mail: karin.kirchner@gm.com

Saab Automobile AB

Eric Geers

Phone: +46 (0) 520 27 97 97

E-Mail: eric.geers@gm.com